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                                                                     Exhibit 4.4

                               LDK SOLAR CO., LTD.

                   AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (this "AGREEMENT") is entered into as of December 19, 2006 by and among LDK Solar Co., Ltd., a company organized and existing under the laws of the Cayman Islands (the "COMPANY"), Mr. Peng Xiaofeng (together with any permitted transferee or assign of such person, the "FOUNDER"), and each of the investors set forth in Schedule A hereto (together with any permitted transferee or assign of such investor, each an "INVESTOR" and collectively, the "INVESTORS").

                                    RECITALS

A. The Company and certain of the Investors are parties to the Series C Preferred Shares Purchase Agreement, dated as of December 15, 2006 (the "SHARE PURCHASE AGREEMENT"), pursuant to which such Investors have agreed to subscribe for a certain number of Series C Preferred Shares of the Company.

B. The Company and certain of the Investors are parties to that certain Shareholders Agreement (the "PRIOR AGREEMENT"), dated as of September 28, 2006, by and among the Company, the Founder, the holders of the Series A-1 Preferred Shares, the holders of the Series A-2 Preferred Shares and the holders of the Series B Preferred Shares (collectively, the "EXISTING SHAREHOLDERS").

C. It is a condition precedent under the Share Purchase Agreement that the Prior Agreement be amended and restated and this Agreement be entered into by and among the Company, the Founder and the Investors.

D. The Prior Agreement may be amended with the consent of the written consent of each of (i) the Company; (ii) the Founder; (iii) the holders holding at least two thirds (2/3) of the total number of issued and outstanding Series A-1 Preferred Shares and Series A-2 Preferred Shares, voting together as a single class; and (iv) the holders holding at least two thirds (2/3) of the total number of issued and outstanding Series B Preferred Shares.

E. The undersigned Existing Shareholders include (i) holders of at least two thirds (2/3) of the total number of issued and outstanding Series A-1 Preferred Shares and Series A-2 Preferred Shares, voting together as a single class and (ii) holders of at least two thirds (2/3) of the total number of issued and outstanding Series B Preferred Shares.

F. It is understood by the Company, the Founder and the Investors that this Agreement is intended to be binding on all shareholders of the Company.

NOW, THEREFORE, in consideration of the premises set forth above and the mutual promises and covenants set forth in this Agreement, the parties to the Prior Agreement hereby agree to amend and restate the Prior Agreement in its entirety as set forth herein, and all parties hereto agree as follows:

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1.   INTERPRETATION.

1.1  Definitions.

     The following terms shall have the meanings ascribed to them below:

     "AFFILIATE" means, with respect to any given Person, a Person that Controls, is Controlled by, or is under common Control with the given Person.

     "AGREEMENT" has the meaning set forth in the preamble hereto.

     "CENTER" means the Hong Kong International Arbitration Centre.

     "CLOSING" has the meaning set forth in Section 2.2 of the Share Purchase Agreement.

     "COMPANY" has the meaning set forth in the preamble hereto.

     "COMPANY GROUP" means the Company and all Group Companies, taken together.

     "COMPANY OPTION PLAN" means an employee stock option plan adopted by established by the Company on July 28, 2006 pursuant to which stock options will be granted out of the Company Option Pool.

     "COMPANY OPTION POOL" means an aggregate of 9,024,666 Ordinary Shares which shall be reserved prior to the Closing, representing up to ten percent (10%) of the total number of issued and outstanding shares of the Company on an as converted and fully diluted basis immediately after the Closing, as may be adjusted from time to time pursuant to the Company Option Plan, to be issued to the Key Persons, officers, directors, consultants, employees or other service providers of the Company from time to time pursuant to the Company Option Plan.

     "COMPETITOR" means any Person that may be reasonably deemed to be engaged in any business that develops, manufactures or produces solar grade silicon ingots and wafers.

     "CONTROL" means, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "Controlling" and "Controlled" have meanings correlative to the foregoing.

     "CONVERSION SHARES" means shares issuable upon conversion of the Preferred Shares or upon exercise of the Warrants.

     "EQUITY SECURITIES" means any Ordinary Shares or warrants, options and rights exercisable for Ordinary Shares and instruments convertible or exchangeable for Ordinary Shares, including, without limitation, the Preferred Shares.

     "EXCHANGE ACT" means the U.S. Exchange Act of 1934, as amended.

     "EXERCISING HOLDER" has the meaning set forth in Section 2.2(b)(iii).

     "FOUNDER" has the meaning set forth in the preamble hereto.

     "GROUP COMPANIES" means a Person (other than a natural person) that is a Subsidiary of

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     the Company.

     "HOLDERS" means the Investors, together with the permitted transferees and assigns of any Investor.

     "ISSUANCE NOTICE" has the meaning set forth in Section 3.2 hereof.

     "INVESTOR DIRECTOR" has the meaning set forth in Section 6.1 hereof.

     "KEY PERSONS" means Peng Xiaofeng, Shao Yonggan, Zhu Liangbao and all the other Persons listed in Schedule B hereof.

     "LOCK-UP PERIOD" has the meaning set forth in Section 5.1(a) hereof.

     "MAXIMUM IPO NEW ISSUE" means the number of Ordinary Shares to be issued at an initial public offering of the Company that represents 15% of the total number of issued and outstanding Ordinary Shares (including the number of Ordinary Shares to be issued in such an initial public offering and the over-allotment option, if any) on an as converted basis, being an amount of 15,984,705 shares.

     "MEMORANDUM AND ARTICLES" means the third amended and restated memorandum and articles of association of the Company to be adopted by the members of the Company in December 2006, as may be amended from time to time.

     "NEW SECURITIES" means any Equity Securities of the Company whether now or hereafter authorized; provided that the term "New Securities" does not include (i) securities issued upon conversion of the Preferred Shares; (ii) the Preferred Shares issuable upon the exercise of the Warrants and securities issued upon conversion of such Preferred Shares; (iii) Ordinary Shares issuable to the Key Persons, officers, directors, consultants, employees or other service providers of the Company pursuant to the Company Option Plan; (iv) securities issued in a Qualified IPO; (v) securities issued in connection with any stock split, stock dividend or re-capitalization of the Company; and (vi) securities issued pursuant to the acquisition of another business entity or business segment of any such entity by the Company by merger, purchase of substantially all the assets or other reorganization whereby the Company will own not less than fifty-one percent (51%) of the voting power of such business entity or business segment of any such entity.

     "OFFERED SHARES" has the meaning set forth in Section 2.2(a).

     "ORDINARY SHARES" means the Company's ordinary shares, with a par value of US$0.10 per share.

     "ORDINARY SHARE EQUIVALENTS" means warrants, options and rights exercisable for Ordinary Shares and instruments convertible or exchangeable for Ordinary Shares, including, without limitation, the Preferred Shares.

     "PERSON" means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

     "PRC" means the People's Republic of China, but solely for the purposes of this

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     Agreement, excluding the Hong Kong Special Administrative Region, Macau
     Special Administrative Region and Taiwan.

     "PRC SUBSIDIARY" means Jiangxi LDK Solar Hi-Tech Co., Ltd., a company organized and existing under the laws of the PRC.

     "PREFERRED SHARES" means the Company's outstanding Series A-1 Preferred Shares, Series A-2 Preferred Shares, Series B Preferred Shares and Series C Preferred Shares collectively.

     "PROHIBITED TRANSFER" has the meaning set forth in Section 2.6(a).

     "QUALIFIED EXCHANGE" means (i) the New York Stock Exchange or the Nasdaq Stock Market's National Market System, or (ii) any other exchange of recognized international reputation and standing duly approved by the Company's Board of Directors, including the affirmative vote of the Investor Director.

     "QUALIFIED IPO" means an initial public offering on a Qualified Exchange that values the Company at no less than US$1,210,000,000 immediately prior to the initial public offering with a per share offering price of no less than US$11.00 and that results in aggregate proceeds to the Company of at least US$300,000,000. The selection of the lead underwriter(s) of the Qualified IPO shall be led by the management of the Company and subject to the consent of the Investor Director, which consent shall not be unreasonably withheld.

     "SECURITIES ACT" means the U.S. Securities Act of 1933, as amended.

     "SELLING HOLDER" has the meaning set forth in Section 2.3(a).

     "SERIES A SHARE PURCHASE AGREEMENT" means the Series A Preferred Shares Purchase Agreement, dated as of July 28, 2006.

     "SERIES A-1 PREFERRED SHARES" means the Company's series A-1 preferred shares, with a par value of US$0.10 per share.

     "SERIES A-2 PREFERRED SHARES" means the Company's series A-2 preferred shares, with a par value of US$0.10 per share.

     "SERIES B SHARE PURCHASE AGREEMENT" has the meaning set forth in Section
     6.6.

     "SERIES B PREFERRED SHARES" means the Company's series B preferred shares, with a par value of US$0.10 per share.

     "SERIES C PREFERRED SHARES" means the Company's series C preferred shares, with a par value of US$0.10 per share.

     "SHARE PURCHASE AGREEMENT" has the meaning set forth in the recitals.

     "SUBSIDIARY" means, with respect to any Person, a corporation or other entity that is, directly or indirectly, controlled by such Person, by the possession of the power to direct or cause the direction of the management and policies of first mentioned Person, whether through the ownership of voting securities or equity interest, by contract or otherwise.

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     "TAX" and "TAXES" means and includes any and all taxes, including any and all income, gross receipts, franchise, license, severance, stamp, occupation, premium, environmental, customs duties, capital stock, profits, unemployment, disability, real property, personal property, transfer, registration, value added, estimated, sales, use, excise, withholding, employment, payroll, social security taxes, and similar assessments, charges, and fees (including interest, penalties and additions to such taxes, penalties for failure to file or late filing of any return, report or other filing, and any interest in respect of such penalties and additions) imposed or assessed by any federal, state or local taxing authority, including the Cayman Islands, Hong Kong or the PRC (or any political subdivision thereof or therein).

     "TAX RETURNS" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "TRANSFER" has the meaning set forth in Section 2.1(a).

     "TRANSFER NOTICE" has the meaning set forth in Section 2.2(a).

     "TRANSFEROR" has the meaning set forth in Section 2.2(a).

     "WARRANT" or "WARRANTS" means the Warrant(s) the Company issued to the holders of the Series A-1 Preferred Shares and the holders of the Series A-2 Preferred Shares pursuant to certain Warrant Purchase Agreement(s), each dated as of July 28, 2006.

1.2  Interpretation.

     For all purposes of this Agreement, except as otherwise expressly provided,
     (i) the terms defined in this Section 1 shall include the plural as well as the singular, (ii) all references in this Agreement to designated "Sections" and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (iii) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (iv) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision and (v) all references in this Agreement to designated Schedules, Exhibits and Annexes are to the Schedules, Exhibits and Annexes attached to this Agreement unless explicitly stated otherwise.

2.   RIGHTS OF FIRST REFUSAL AND CO-SALE RIGHTS.

2.1  Prohibition on Transfer of Shares.

     (a)  Founder.

          Notwithstanding the other terms of this Agreement, prior to the expiration of twelve (12) months after the closing of a Qualified IPO, the Founder, regardless of the Founder's employment with the Company, may not, directly or indirectly, sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way, all or any part of any interest (whether involving the legal or beneficial interest) ("TRANSFER") in the Equity Securities now or hereafter owned or held by him, except with the prior written consent of two

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          thirds (2/3) of the total number of issued and outstanding Preferred
          Shares, voting as a single class and on an as converted basis.

     (b)  Prohibited Transfers Void.

          Any sale, assignment, transfer, pledge, hypothecation or other encumbrance or disposition of Equity Securities not made in conformance with this Agreement shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.

2.2  Rights of First Refusal.

     (a)  Transfer Notice.

          If at any time any holder of Equity Securities that is not also a Holder (as defined herein) (a "TRANSFEROR") proposes to Transfer Equity Securities to one or more third parties, then the Transferor shall give each Holder written notice of the Transferor's intention to make the Transfer (the "TRANSFER NOTICE"), which Transfer Notice shall include (i) a description of the Equity Securities to be transferred ("OFFERED SHARES"), including without limitation the number of shares of the Equity Securities to be Transferred and the nature of such Transfer, (ii) the identity(identities) (including name(s) and address(es)) of the prospective transferee(s), and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Transferor has received a firm offer from the prospective transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

     (b)  Holders' Option.

          (i) Each Holder shall have an option for a period of thirty (30) days from the Holder's receipt of the Transfer Notice to elect to purchase its respective pro rata share of the Offered Shares at the same price and subject to the same terms and conditions as described in the Transfer Notice.

          (ii) Each Holder may exercise such purchase option and, thereby, purchase all or any portion of its pro rata share (with any re-allotments as provided below) of the Offered Shares, by notifying the Transferor and the Company in writing, before expiration of the 30-day period as to the number of such shares which it wishes to purchase (including any re-allotment). For purposes of this clause (ii), each Holder's pro rata share of the Offered Share shall be a fraction of the Offered Shares, of which the number of Equity Securities (assuming the exercise, conversion and exchange of any Ordinary Shares Equivalents) owned by such Holder on the date of the Transfer Notice shall be the numerator and the total number of Equity Securities (assuming the exercise, conversion and

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               exchange of any Ordinary Share Equivalents) held by all Holders on the date of the Transfer Notice shall be the denominator.

          (iii)Each Holder which exercises its right of first refusal under clause (ii) above (an "EXERCISING HOLDER") shall have a right of re-allotment such that, if any other Holder fails to exercise the right to purchase its full pro rata share of the Offered Shares, the Exercising Holder may exercise an additional right to purchase a pro rata share of such unpurchased Offered Shares by notifying the Transferor and the Company in writing within ten
               (10) days after the expiration of the 30-day period described in clause (ii) above. For purposes of this clause (iii), each Exercising Holder's pro rata share of the unpurchased Offered Shares shall be a fraction of the unpurchased Offered Shares (rounded to the nearest whole share), of which the number of shares to be purchased by such Exercising Holder under clause
               (ii) shall be the numerator, and the total number of shares to be purchased by all Exercising Holders under clause (ii) shall be the denominator.

          (iv) Each Holder shall be entitled to apportion the Offered Shares to be purchased among its partners and affiliates, provided that such Holder notifies the Transferor of such allocation.

          (v) If a Holder gives the Transferor notice that it desires to purchase its pro rata share of the Offered Shares and, as the case may be, its re-allotment, then payment for the Offered Shares shall be by a cashier's or certified check or wire transfer in immediately available funds, against delivery of the Offered Shares to be purchased at a place agreed by the parties and at the time of the scheduled closing therefor, which shall be no later than sixty (60) days after the Holder's receipt of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third party transferee or unless the value of the purchase price has not yet been established pursuant to Section 2.2(c).

     (c)  Valuation of Property.

          (i) Should the purchase price specified in the Transfer Notice be payable in property other than cash or evidences of indebtedness, the Holders shall have the right to pay the purchase price in the form of cash equal in amount to the value of such property.

          (ii) If the Transferor and the Holders cannot agree on such cash value within ten (10) days after the date on which the relevant option is exercised by the Holders, the valuation shall be made by an appraiser of recognized standing selected by the Transferor and the Holders or, if they cannot agree on an appraiser within twenty (20) days after the Holders' receipt of the Transfer Notice, each shall select an appraiser of recognized standing and the two appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value.

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          (iii)The cost of such appraisal shall be shared equally by the
               Transferor and the Holders, with the half of the cost borne by the Company and the Holders to be borne pro rata by each based on the number of shares such Holders were interested in purchasing pursuant to this Section 2.

          (iv) If the time for the closing of the Holders' purchase has expired but for the determination of the value of the purchase price offered by the prospective transferee(s), such closing shall be held on or prior to the fifth business day after such valuation shall have been made pursuant to this subsection.

2.3  Right of Co-Sale.

     (a) To the extent the Holders do not exercise their respective rights of first refusal as to all of the Offered Shares pursuant to Section 2.2, each Holder (a "SELLING HOLDER") which notifies the Transferor in writing within thirty (30) days after receipt of the Transfer Notice referred to in Section 2.2(a) shall have the right to participate in such sale of Equity Securities on the same terms and conditions as specified in the Transfer Notice.

          (i) Such Selling Holder's notice to the Transferor shall indicate the number of Equity Securities the Selling Holder wishes to sell under its right to participate.

          (ii) To the extent one or more of the Holders exercise such right of participation in accordance with the terms and conditions set forth below, the number of Equity Securities that the Transferor may sell in the Transfer shall be correspondingly reduced.

     (b) Each Selling Holder may elect to sell up to such number of Equity Securities equal to (on a fully converted basis) the product obtained by multiplying (i) the aggregate number of Ordinary Shares covered by the Transfer Notice (including the number of Ordinary Shares that would be issuable upon the exercise, conversion or exchange of Ordinary Share Equivalents) by (ii) a fraction, the numerator of which is the number of Ordinary Shares (including the number of Ordinary Shares that would be issuable upon the exercise, conversion or exchange of Ordinary Share Equivalents) owned by the Selling Holder on the date of the Transfer Notice and the denominator of which is the total number of Ordinary Shares (including the number of Ordinary Shares that would be issuable upon the exercise, conversion or exchange of Ordinary Share Equivalents) owned by all Selling Holders on the date of the Transfer Notice.

     (c) If any Holder fails to elect to fully participate in such Transferor's sale pursuant to this Section 2.3, the Transferor shall give notice of such failure to the Selling Holders. Such notice may be made by telephone if confirmed in writing within two (2) days. The Selling Holders shall have five (5) days from the date such notice was given to agree to sell their pro rata share of the unsold portion. For purposes of this paragraph, a Selling Holder's pro rata share shall be a fraction of the unsold portion, the numerator of which shall be the number of Ordinary

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          Shares (including the number of Ordinary Shares that would be issuable upon the exercise, conversion or exchange of Ordinary Share Equivalents) notified to be sold by the Selling Holder pursuant to
          Section 2.3(b) and the denominator of which shall be the total number of Ordinary Shares (including the number of Ordinary Shares that would be issuable upon the exercise, conversion or exchange of Ordinary
          Share Equivalents) notified to be sold by all Selling Holders pursuant to Section 2.3(b).

     (d) Each Selling Holder shall effect its participation in the sale by promptly delivering to the Transferor for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the type and number of Equity Securities which such Selling Holder elects to sell; provided, however that if the prospective third-party purchaser objects to the delivery of Equity Securities in lieu of Ordinary Shares, such Selling Holder shall convert such Equity Securities into Ordinary Shares and deliver certificates corresponding to such Ordinary Shares. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.

     (e) The share certificate or certificates that a Selling Holder delivers to the Transferor pursuant to Section 2.3(d) shall be transferred to the prospective purchaser in consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the Transfer Notice, and the Transferor shall concurrently therewith remit to such Selling Holder that portion of the sale proceeds to which such Selling Holder is entitled by reason of its participation in such sale.

     (f) To the extent that any prospective purchaser prohibits the participation of a Selling Holder exercising its co-sale rights hereunder in a proposed Transfer or otherwise refuses to purchase shares or other securities from a Selling Holder exercising its co-sale rights hereunder, the Transferor shall not sell to such prospective purchaser any Equity Securities unless and until, simultaneously with such sale, the Transferor shall purchase such shares or other securities from such Selling Holder for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

     (g) Notwithstanding the above terms under this Section 2.3, if at any time, the Founder has a bona fide offer from a third party which offers to purchase from the Founder such number of Equity Securities that results in the number of Equity Securities held by the Founder after such sale (which must be approved by Holders representing not less than two thirds (2/3) of all the Preferred Shares then outstanding, voting as a single class on an as converted basis) being less than 75% of the total Equity Securities that are then issued and outstanding (on an as-converted and fully diluted basis), the Founder shall procure that the Holders be offered to sell all of their Equity Securities at the same price and subject to the same terms and conditions as offered by such third party to the Founder, on an as-converted and fully converted basis. For the avoidance of doubt, reduction of the Founder's ownership in the Company by any other

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          reason, such as upward adjustment of any Holder's ownership in the
          Company or issuance of stock options under the Company Option Plan, shall not trigger such co-sale rights.

2.4  Non-Exercise of Rights.

     (a) Subject to any other applicable restrictions on the sale of such shares, to the extent that the Holders have not exercised their rights to purchase the Offered Shares within the time periods specified in
          Section 2.2 and the Holders have not exercised their rights to participate in the sale of the Offered Shares within the time periods specified in Section 2.3, the Transferor shall have a period of sixty
          (60) days from the expiration of such rights in which to sell the Offered Shares to the third-party transferee(s) identified in the Transfer Notice upon terms and conditions (including the purchase price) no more favorable than those specified in the Transfer Notice. Within fifteen (15) days of entering into any agreement to sell Offered Shares to a third party under this Section, the Transferor shall furnish each Holder with a copy of all agreements relating to such sale.

     (b) The third-party transferee(s) shall acquire the Offered Shares free and clear of subsequent rights of first refusal and co-sale rights under this Agreement. In the event the Transferor does not consummate the sale or disposition of the Offered Shares within sixty (60) days from the expiration of such rights, the Holders' first refusal rights and co-sale rights shall continue to be applicable to any subsequent disposition of the Offered Shares by the Transferor until such rights lapse in accordance with the terms of this Agreement.

     (c)  The exercise or non-exercise of the rights of the Holders under this
          Section 2 to purchase Equity Securities from a Transferor or participate in the sale of Equity Securities by a Transferor shall not adversely affect their rights to make subsequent purchases from a Transferor of Equity Securities or subsequently participate in sales of Equity Securities by a Transferor hereunder.

2.5  Limitations to Co-Sale.

     Notwithstanding the provisions of Section 2.3, the co-sale right of the Holders shall not apply to the sale of any Equity Securities (A) to the public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act, including a Qualified IPO or (B) to or by the Company.

2.6  Prohibited Transfers.

     (a) In the event any Transferor should sell any Equity Securities in contravention of the co-sale rights of the Holders under Section 2.3 (a "PROHIBITED TRANSFER"), the Holders, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and such Transferor shall be bound by the applicable provisions of such option.

     (b) In the event of a Prohibited Transfer, each Holder shall have the right to sell to the Transferor the type and number of Equity Securities equal to the number of Equity Securities such Holder would have been entitled to transfer to the third-

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          party transferee(s) under Section 2.3 hereof had the Prohibited
          Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

          (i) The price per share at which the shares are to be sold to the Transferor shall be equal to the price per share paid by the third-party transferee(s) to the Transferor in the Prohibited Transfer. The Transferor shall also reimburse each Holder for any and all fees and expense, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of such Holder's rights under Section 2.

          (ii) Within ninety (90) days after the later of the dates on which the Holder (A) received notice of the Prohibited Transfer or (B) otherwise becomes aware of the Prohibited Transfer, such Holder shall, if exercising the option created hereby, deliver to the Transferor the certificate or certificates representing shares to be sold under this Section 2.6 by such Holder, each certificate to be properly endorsed for transfer.

          (iii)The Transferor shall, upon receipt of the certificate or certificates for the shares to be sold by a Holder, pursuant to this Section 2.6, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in subparagraph 2.6(b)(i), in cash or by other means acceptable to the Holder.

          (iv) Notwithstanding the foregoing, any attempt by the Transferor to transfer Equity Securities in violation of this Section 2 shall be void, and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee(s) as the holder of such shares without the written consent of a majority in interest of the Holders.

3.   PRE-EMPTIVE RIGHT

3.1  General

     The Company hereby grants to each Holder a pre-emptive right to purchase up to a pro rata share of any New Securities which the Company may, from time to time, propose to sell and issue. A Holder's "pro rata share", for purposes of this pre-emptive right, shall be determined according to the number of Ordinary Shares owned by such Holder immediately prior to the issuance of the New Securities, on an as-converted basis, in relation to the total number of Ordinary Shares outstanding immediately prior to the issuance of the New Securities, on an as-converted basis. Each Investor shall have a right of over-allotment such that, if any Investor fails to exercise its right hereunder to purchase its pro rata share of New Securities, the other Investors may purchase the non-purchasing Investor's portion on a pro rata basis within five (5) days from the date such non-purchasing Investor fails to exercise its right hereunder.

3.2  Issuance Notice

     In the event the Company proposes to undertake an issuance of New Securities, it shall give each Investor written notice (an "ISSUANCE NOTICE") of such intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each Investor shall have fifteen (15) days or such shorter period of time agreed to by such Investor after any such notice is mailed or delivered to agree to purchase up to such Investor's pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

3.3  Sales by the Company

     Upon the expiration of twenty (20) days or such shorter period of time agreed to by such Investor from the Company's delivery of the Issuance Notice and for sixty (60) days thereafter, the Company may sell any New Securities with respect to which the Investors' pre-emptive rights under this Section 3 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Issuance Notice. In the event the Company has not sold such New Securities within such 60-day period, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Investors in the manner provided in Section 3.1 above.

3.4 The pre-emptive right granted under this Agreement shall expire upon, and shall not be applicable to, a Qualified IPO.

3.5 To the extent any holder of Preferred Shares transfers any such shares to any other Person, such holder may assign its rights under this Section 3 to such Person.

4.   INFORMATION AND INSPECTION RIGHTS

4.1  The Company shall deliver to each Investor:

     (a)  as soon as practicable, but in any event within one-hundred and twenty
          (120) days after the end of each fiscal year of the Company, consolidated (with respect to the Company) and unconsolidated (with respect to the PRC Subsidiary) income statements and statements of cash flows for the Company Group for such fiscal year, consolidated balance sheets for the Company and each member of the Company Group as of the end of the fiscal year all prepared in accordance with IFRS and audited and certified by the Auditor;

     (b) as soon as practicable, but in any event within sixty (60) days after the end of each fiscal quarter, unconsolidated unaudited income statements, statements of cash flows and balance sheets for such fiscal quarter of the PRC Subsidiary, and a management report of the Company;

     (c) as soon as practicable, but in any event within thirty (30) days of the end of each month, unconsolidated unaudited income statements, statements of cash flows and balance sheets for the PRC Subsidiary as of the end of such month, and a management report of the Company; and

     (d) as soon as practicable, but in any event prior to the end of each fiscal year, an operating budget, budget of capital expenditures, and strategic plan for the succeeding fiscal year, all as approved by the Board.

4.2  Inspection

     The Company shall permit each Investor, at such Investor's expense, to visit and inspect any of the properties and examine the books of account and records of the Company Group and discuss the affairs, finances and accounts of the Company Group with the directors, officers, accountants, legal counsel and investment bankers of the Company Group, all at such reasonable times as may be requested in writing by such Investor. Without limiting the foregoing, the Company shall permit each Investor, at such Investor's expense, to inspect all Tax Returns for the Company Group, together with all supporting materials or materials used in the preparation of such Tax Returns, and to discuss the Company's Tax policies with the directors, officers, employees, accountants, legal counsel and investment bankers of the Company and the Group Companies, all at such reasonable times as may be requested by the Investors.

4.3  Termination of Information and Inspection Covenants

     The covenants set forth in Sections 4.1 through 4.2 shall terminate as to each holder of the Preferred Shares or Conversion Shares and be of no further force or effect if (i) the Company becomes subject to the filing requirements of the Exchange Act or the rules of any other organized securities exchange, or (ii) such holder of the Preferred Shares shall cease to hold any Preferred Shares or Conversion Shares.

5.   LOCK-UP OF INVESTORS' PREFERRED SHARES

5.1 Notwithstanding anything to the contrary contained herein, each of the Investors agrees:

     (a) not to Transfer any Preferred Shares (i) prior to January 31, 2007 with respect to the holders of the Series A-1 Preferred Shares and the holders of the Series A-2 Preferred Shares; (ii) prior to March 28, 2007 with respect to the holders of the Series B Preferred Shares; and
          (iii) within the six (6) month period after the Closing Date (as defined in the Share Purchase Agreement) with respect to the holders of the Series C Preferred Shares (each a "LOCK-UP PERIOD");

     (b) to notify the Company in writing of any proposed Transfer after the expiration of the respective Lock-up Period set forth in Section 5.1(a) above; and

     (c) to be subject to any reasonable lock-up period as may be determined in good faith by the lead underwriter(s) of the Qualified IPO.

5.2 Each of the Investors agrees not to, in any event, transfer any Equity Securities held by it to any Competitor as determined in good faith by the Board of Directors of the Company.

6.   BOARD OF DIRECTORS

6.1 The Board of Directors of the Company shall consist of five (5) directors. The holders of the Series A-1 Preferred Shares and Series A-2 Preferred Shares, voting as a single class, shall have the right to appoint one (1) member of the Board of Directors, who shall be Kevin Wang (the "INVESTOR Director"). The remaining directors shall be nominated, elected and removed by the holders of Ordinary Shares in accordance with the Memorandum and Articles. The Investor Director designated by the holders of the

     Series A-1 Preferred Shares and the Series A-2 Preferred Shares will be entitled to be a member of all board committees, including the Compensation Committee and the Auditing Committee once they are formed by the Board of Directors.

6.2 Meetings of the Board of Directors shall be held at least once per calendar quarter on as regular a basis as possible by giving at least fifteen (15) calendar day's prior notice of such meeting and the agenda of such meeting. The number of directors necessary to constitute a quorum at any regular or special meeting of the Board of Directors of the Company shall be a majority of the total number of directors then in office.

6.3 The Company and the PRC Subsidiary shall, and the Founder shall procure the Company and the PRC Subsidiary to, cause the Board of Directors of each member of the Company Group to be composed of the same nominees designated by such Persons pursuant to Section 6.1.

6.4 The Company shall indemnify and hold harmless each director appointed pursuant to Section 6.1 who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director of the Company, or is or was a director of the Company serving at the request of the Company as a director of another company, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

6.5 Each of the parties to this Agreement shall vote any shares of the Company held thereby and if applicable, cause its respective representatives on the Board to, and the Company shall, and the Founder shall cause the Company to, promptly take any and all actions necessary to effect the provisions of this Section 6 and Section 7 below.

6.6 Each of the Investors who is a holder of the Series B Preferred Shares at September 28, 2006 (excluding Tech Team Holdings Limited, Grand Gains International Limited and BOFA Capital Company Limited), as long as it retains at least 80% of the Series B Preferred Shares acquired under that Series B Preferred Shares Purchase Agreement, dated as of September 28, 2006 (as amended, the "SERIES B SHARE PURCHASE AGREEMENT"), shall be entitled, by notice in writing to the Company, to appoint one (1) person as an observer (collectively, the "BOARD OBSERVERS") to attend and speak at, either in person or by teleconference, any and all meetings of the Board of Directors of the Company, the PRC Subsidiary and all committee meetings thereof, without any voting rights. The Company shall provide such Board Observers the same information concerning the Company, the PRC Subsidiary and such committees thereof. The travel expenses incurred by the Board Observers to attend such meetings shall be borne by the relevant appointing holder of the Series B Preferred Shares.

6.7 Each of the Investors who is a holder of the Series C Preferred Shares at December 19, 2006, as long as it retains at least 80% of the Series C Preferred Shares acquired under the Share Purchase Agreement, shall be entitled, by notice in writing to the Company, to appoint one (1) person as a Board Observer to attend and speak at, either in person or by teleconference, any and all meetings of the Board of Directors of the Company, the PRC Subsidiary and all committee meetings thereof, without any voting rights. The Company shall provide such Board Observers the same information concerning the Company, the PRC Subsidiary and such committees thereof. The travel expenses incurred by the Board Observers to attend such meetings shall be borne by the relevant appointing holder of the Series C Preferred Shares.

7.   MAJOR CORPORATE TRANSACTIONS

7.1 So long as any shares of the Preferred Shares remain outstanding, neither the Company nor any other members of the Company Group shall, and the Founder shall cause the Company and such member of the Company Group not to, take any of the following actions without, in addition to any other authorizations or approvals required by Applicable Law and the Memorandum and Articles, the prior written approval of (i) the holders of at least two thirds (2/3) of the total number of the then issued and outstanding Series A-1 Preferred Shares and the Series A-2 Preferred Shares, voting together as a single class, (ii) the holders of at least two thirds (2/3) of the total number of the then issued and outstanding Series B Preferred Shares, and (iii) the holders of at least two thirds (2/3) of the total number of the then issued and outstanding Series C Preferred Shares:

     (a)  any amendment to the Articles of the Company or the PRC Subsidiary;

     (b) issuance or sale by any member of the Company Group of any securities other than (i) any issuance of the Conversion Shares, (ii) any grant of stock options under the Company Option Plan, and (iii) any issuance of the Series A-1 Preferred Shares and/or the Series A-2 Preferred Shares upon the exercise of the Warrants and the issuance of Conversion Shares thereof;

     (c) any redemption, retirement, purchase or other acquisition, direct or indirect, by any member of the Company Group of any outstanding Ordinary Shares or Equity Securities (or any warrants, rights or options to acquire any such Ordinary Shares or Equity Securities), other than in accordance with the right of redemption of the Investors as provided in the Memorandum and Articles, or any other reduction or similar change of capital structure of any member of the Company Group;

     (d) any merger, acquisition, consolidation, joint venture or like transaction involving any member of the Company Group (whether or not such member of the Company Group is the surviving corporation), including, but not limited to, any transfer of equity interest in the PRC Subsidiary or any new issue of registered capital in the PRC Subsidiary to any Person other than the Company;

     (e) any liquidation, dissolution, winding-up, bankruptcy, revocation of voluntary dissolution (judicial or non-judicial) or similar proceeding filed by or against any of the members of the Company Group;

     (f) any sale, lease, transfer, exchange or other disposition of all or substantially all of the assets of the Company (including the disposition of operating rights of any member of the Company Group);

     (g) any transfer or exclusive license in any of the Company Group's technology other than licenses of non-exclusive rights in such technology that are required or necessary in the ordinary course of business;

     (h) creation, incurrence, assumption or permission to exist any mortgage, pledge, charge, lien or other encumbrance on all or substantially all of assets of any member of the Company Group, other than those required or necessary in the ordinary course of business which shall not exceed US$5,000,000 in any single transaction;

     (i) launch of an initial public offering of the Ordinary Shares at a price lower than the minimum offering price as required for a Qualified IPO (i.e., US$11.00 per Ordinary Share) or issuance of Ordinary Shares in an amount that exceeds the IPO Maximum New Issue in an initial public offering of the Ordinary Shares;

     (j) any declaration or payment of any dividend or other distribution prior to an IPO of the Company, direct or indirect, in cash or in property by any member of the Company Group on account of any class of share capital of such member of the Company Group now or hereafter outstanding;

     (k) any sale, transfer or other disposition of any Ordinary Shares by the Founder prior to the expiration of the twelve (12) month period after the closing of the Qualified IPO;

     (l) any sale, transfer or other disposition by any Key Person of any shares acquired through the exercise of stock options received under the Company Option Plan before the Qualified IPO;

     (m) any sale, transfer or other disposition of any shares by any other holder of equity interest in the Company (other than any of the Investors or their transferees or permitted assigns) representing more than a five percent (5%) equity interest in the Company (on a fully diluted and as converted basis);

     (n)  engagement in any transactions by any member of the Company Group with
          (i) its directors, (ii) shareholders, (iii) the Founder, the Key Persons or their respective Affiliates, (iv) close relatives of the Founder or Affiliates of such relatives, (v) close relatives of the Affiliates of the Founder or Affiliates of such relatives, or (vi) any corporation or other entity of which majority equity is held or which is otherwise controlled by any of the Persons listed in (i) through
          (vi) of this paragraph (p), jointly or respectively;

     (o) creation, incurrence, assumption, guarantee or otherwise becoming liable (directly or indirectly) by any of the member of the Company Group with respect to any indebtedness (including capital leases) which represents an amount in excess of US$8,000,000;

     (p) the purchase or lease by any member of the Company Group of any real estate property valued in excess of US$3,000,000;

     (q) the purchase by any member of the Company Group of listed or unlisted securities;

     (r) public offerings and/or registration of securities other than the Qualified IPO of the Company;

     (s) any adoption by the Company Group of a business plan or annual budget or any material amendment to its current business plan or annual budget, or any material alteration or change in the strategic direction or business operations in a manner that is not contemplated in the most recent business plan or annual budget;

     (t) termination of the Company Option Plan or adoption of any other share option or similar incentive plan of any member of the Company Group or any material amendment to the same, including change or determination of the number of options reserved, vesting periods and exercise prices of the stock options thereunder;

     (u) grant of loans to any director, officer or employee of any member of the Company Group; and

     (v) changes of the independent auditors or changes in accounting practices or policies by any member of the Company Group.

7.2 So long as any shares of the Series A-1 Preferred Shares and/or Series A-2 Preferred Shares remain outstanding, neither the Company nor any other members of the Company Group shall, and the Founder shall cause the Company and such member of the Company Group not to, make increase or decrease in the total number of directors comprising the board of directors of any member of the Company Group without, in addition to any other authorizations or approvals required by Applicable Law and the Memorandum and Articles, the prior written approval of the holders of at least two thirds (2/3) of the total number of the then issued and outstanding Series A-1 Preferred Shares and the Series A-2 Preferred Shares, voting together as a single class.

7.3 Notwithstanding anything provided in Section 7 to the contrary, to the extent any of the actions referred to in Sections 7.1 and 7.2 above will impact the liquidation preference or redemption rights of the holders of the Series A-1 Preferred Shares and/or the holders of the Series A-2 Preferred Shares, the holders of the Series A-1 Preferred Shares and the Series A-2 Preferred Shares shall vote as separate classes with respect to each of such actions.

7.4 Notwithstanding anything provided in Section 7 to the contrary, the selection of the lead underwriter(s) of the Qualified IPO shall be led by the management of the Company and subject to the consent of the Investor Director, which consent shall not be unreasonably withheld.

8.   ASSIGNMENTS AND TRANSFERS; NO THIRD PARTY BENEFICIARIES.

     This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors and permitted assigns, but shall not otherwise be for the benefit of any third party.

9.   LEGEND.

9.1 Each existing or replacement certificate for shares now owned or hereafter acquired by the Founder or issued to any person in connection with a transfer pursuant to Section 2.2 hereof shall bear the following legend upon its face:

     "THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A SHAREHOLDERS AGREEMENT BY AND BETWEEN THE SHAREHOLDER, THE COMPANY AND CERTAIN HOLDERS OF SHARES OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY."

9.2 The Founder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 9.1 above to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement.

10.  EFFECT OF CHANGE IN COMPANY'S CAPITAL STRUCTURE.

     Appropriate adjustments shall be made in the number and class of shares in the event of a stock dividend, stock split, reverse stock split, combination, reclassification or like change in the capital structure of the Company.

11.  FURTHER INSTRUMENTS AND ACTIONS.

     The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. The Founder agrees to cooperate affirmatively with the Company and the Holders, to the extent reasonably requested by the Company or the Holders, to enforce rights and obligations pursuant hereto.

12.  MISCELLANEOUS.

12.1 Governing Law.

     This Agreement shall be governed by and construed under the laws of Hong Kong without regard to conflicts of law thereunder.

12.2 Notices.

     Any notice required or permitted by any provision of this Agreement shall be given in writing in English and shall be provided by one or more of the following means and shall be deemed to have been duly given (a) if delivered personally, when received, (b) if transmitted by facsimile, on the date of transmission with receipt of a transmittal confirmation, (c) if by international courier service, on the fourth (4th) business day following the date of deposit with such courier service, or such earlier delivery date as may be confirmed in writing to the sender by such courier service or (d) if transmitted by telephone as permitted by
     Section 2.3(c), on the date of such telephone transmission. If notice is provided pursuant to subclause (a) or (c) above, such notice shall be addressed: (i) in case of the Company, the Founder and the Investors, to their respective addresses as set forth on the signature page hereof or at such other addresses as such parties may designate by ten (10) day's advance written notice to the other parties hereto, and (ii) in the case of any permitted transferee of a party to this Agreement or its transferee, to such transferee at its address as designated in writing by such transferee to the Company from time to time.

12.3 Term.

     This Agreement shall terminate upon the earlier of (i) the closing of a Qualified IPO, and (ii) the full redemption of the Preferred Shares pursuant to the Articles of Association of the Company.

12.4 Entire Agreement.

     This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes all other agreements between or among any of the parties with respect to the subject matter hereof. Notwithstanding the foregoing, all the provisions in the Series A Share Purchase Agreement other than Section 9 shall remain in full force and effect and be binding on the parties thereto.

12.5 Amendments and Waivers.

     Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of (i) the Company, (ii) the Founder, (iii) the Holders representing not less than two thirds (2/3) of the then issued and outstanding Series A-1 Preferred Shares and the Series A-2 Preferred Shares, voting together as a single class, (iv) the Holders representing not less than two thirds (2/3) of the then issued and outstanding Series B Preferred Shares and (v) the Holders representing not less than two thirds (2/3) of the then issued and outstanding C Preferred Shares. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the parties and their respective successors and assigns.

12.6 Ownership.

     The Founder represents and warrants that he is the sole ultimate and beneficial owner of the Equity Securities subject to the right of first refusal and co-sale agreements as set forth in this Agreement and that no other person has any interest (other than a community property interest) in such shares.

12.7 Waiver of Pre-emptive Right

     Effective upon the later of (a) the Closing and (b) the execution and delivery of this Agreement by the Company, the Founder, the holders of at least two thirds (2/3) of the then issued and outstanding Series A-1 Preferred Shares and the Series A-2 Preferred Shares, voting together as a single class, and the holders of at least two thirds (2/3) of the then issued and outstanding Series B Preferred Shares, the holders of a pre-emptive right under the Prior Agreement hereby waive, pursuant to the relevant provisions in the Prior Agreement, any right to receive notice of, and to participate in, the sale and issuance by the Company of any shares of the Series C Preferred Shares (including the Conversion Shares) pursuant to the Share Purchase Agreement.

12.8 Severability.

     In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

12.9 Titles and Subtitles.

     The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

12.10 Counterparts.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.11 Dispute Resolution.

     (a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation. Such consultation shall begin immediately after one party hereto has delivered to the other party hereto a written request for such consultation. If within thirty (30) days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either party with notice to the other.

     (b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the "CENTRE"). There shall be three arbitrators. Each party hereto shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the parties shall not be limited in their selection to any prescribed list. The Chairman of the Centre shall select the third arbitrator, who shall be qualified to practice law in the State of New York. If either party does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the Centre.

     (c) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the arbitration rules of the Centre in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this

          Section 12.11, including the provisions concerning the appointment of arbitrators, the provisions of this Section 12.11 shall prevail.

     (d) The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive law of the State of New York and shall not apply any other substantive law.

     (e) Each party hereto shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

     (f) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and either party may apply to a court of competent jurisdiction for enforcement of such award.

     (g) Either party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

          [THE REMAINDER OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                COMPANY:


                LDK SOLAR CO., LTD.


                By: /s/ Xiaofeng Peng
                    -----------------
                Name: Peng Xiaofeng
                Capacity: Chief Executive Officer


                Address:

                LDK Solar Co., Ltd.
                Room 2303
                Harbor Ring Plaza
                No. 18 Xizang Middle Road
                Shanghai 200001

                Attention: Mr. Peng Xiaofeng & Mr. Shao Yonggang
                Facsimile: (86-21) 6350-8707

                FOUNDER:


                PENG XIAOFENG


                By: /s/ Xiaofeng Peng
                    -----------------
                Name: Peng Xiaofeng


                Address:

                LDK Solar Co., Ltd.
                Room 2303
                Harbor Ring Plaza
                No. 18 Xizang Middle Road
                Shanghai 200001

                INVESTOR:


                FINANCIERE NATEXIS SINGAPORE 4 PTE, LTD.


                By: /s/ Gang Wang
                    --------------
                Name: Gang Wang (Kevin)
                Capacity: Authorized Officer


                Registered Address:

                Financiere Natexis Singapore 4 Pte, Ltd.
                Wong & Leow
                27th Floor, Millennia Tower
                1 Temasek Avenue
                Singapore 03919201


                Notice Address:

                Natexis Private Equity Asia Limited
                Suite 1808, 18/F Westgate Mall Plaza
                1038 Nanjing West Road
                Shanghai, China 200041

                Attention: Gang Wang (Kevin)
                Facsimile: (86-21) 6217-3742

                INVESTOR:


                DECATUR OVERSEAS CORPORATION


                By:  /s/ Gang Wang
                   ------------------------------
                Name:  Gang Wang (Kevin)
                     ----------------------------
                Capacity: Authorized Officer


                Address:

                Natexis Private Equity Asia Limited
                Suite 1808, 18/F Westgate Mall Plaza
                1038 Nanjing West Road
                Shanghai, China 200041

                Attention: Gang Wang (Kevin) or Nicolazo De Barmon, Gael
                Facsimile: (86-21) 6217-3742

                INVESTOR:


                BRILLIANT EVER INVESTMENTS LIMITED


                By: /s/ Chen Lu
                   ------------------------------
                Name: Chen Lu
                     ----------------------------
                Capacity: Authorized Signatory
                         ------------------------

                Address:

                Suite 2302-3, 23/F Great Eagle Centre
                23 Harbour Road
                Wanchai
                Hong Kong

                Attention: Ms Clara Chan
                Facsimile: (852) 2877-6852

                INVESTOR:


                BOUNDLESS FUTURE INVESTMENT LIMITED


                By: /s/ Chen Lu
                   ------------------------------
                Name: Chen Lu
                     ----------------------------
                Capacity: Authorized Signatory
                         ------------------------


                Address:

                Suite 2302-3, 23/F Great Eagle Centre
                23 Harbour Road
                Wanchai
                Hong Kong

                Attention: Ms Clara Chan
                Facsimile: (852) 2877-6852

                INVESTOR:


                SHINE FIELD INVESTMENTS LIMITED


                By: /s/ Chen Lu
                   ------------------------------
                Name: Chen Lu
                     ----------------------------
                Capacity: Authorized Signatory
                         ------------------------


                Address:

                P.O. Box 957
                Offshore Incorporations Centre
                Road Town, Tortola, BVI

                c/o Petrius Lui or Ignatius Seu
                41st Floor Jardine House
                1 Connaught Place
                Hong Kong

                Attention: Petrius Lui or Ignatius Seu
                Facsimile: (852) 2111-3299

                INVESTOR:


                CDH SOLARFUTURE LIMITED


                By: /s/ Lew Kiang Hua
                    -----------------
                Name: Lew Kiang Hua
                Capacity: Director


                Address:

                Level 30, Six Battery Road
                Singapore 049909

                Attention: Mr. Lew Kiang Hua
                Facsimile: (65) 6550 9898

                INVESTOR:


                CHF WAFER COMPANY LIMITED


                By: /s/ Andrew Lo
                   --------------------------------
                Name: Andrew Lo
                     ------------------------------
                Capacity: Authorized Representative
                         --------------------------

                Address:

                P.O. Box 173, Kingston Chamber
                Road Town, Tortola
                British Virgin Islands

                c/o China Renaissance Capital Investment
                Suites 305-307
                St George's Building
                2 Ice House Street, Central
                Hong Kong

                Attention: Hung Shih
                Facsimile: (852) 2521-8023

                INVESTOR:


                CHINA ENVIRONMENT FUND 2004, LP.


                By: /s/ Hua Cao
                   ------------------------------
                Name: Hua Cao
                     ----------------------------
                Capacity: Authorized Signatory
                         ------------------------

                Address:

                P.O. Box 908
                George Town, Cayman Islands

                c/o Tsinghua Venture Capital Management
                A2302, SP Tower, Tsinghua Science Park
                Beijing, China 100084

                Attention: Dr. Catherine Cao
                Facsimile: (86-10) 8215-1150

                INVESTOR:


                CHINA ENVIRONMENT FUND 2002, LP.


                By: /s/ Hua Cao
                   ------------------------------
                Name: Hua Cao
                     ----------------------------
                Capacity: Authorized Signatory
                         ------------------------


                Registered address:

                P.O. Box 908
                George Town, Cayman Islands

                Notice address:

                c/o Tsinghua Venture Capital Management
                A2302, SP Tower, Tsinghua Science Park
                Beijing, China 100084

                Attention: Dr. Catherine Cao
                Facsimile: (86-10) 8215-1150

                INVESTOR:


                SILVERPOINTE INVESTMENTS LTD


                By: /s/ Yang Yang
                   ------------------------------
                Name: Yang Yang
                     ----------------------------
                Capacity: Director
                         ------------------------


                Registered address:

                Portcullis TrustNet (BVI) Limited
                Portcullis TrustNet Chambers
                P.O. Box 3444, Road Town, Tortola, British Virgin Islands

                Notice address:
                8 Cross Street, #28-01 PWC Building, Singapore 048424

                Attention: Chiang Heng Liang
                Telephone: (65) 6878-3876

                INVESTOR:


                JAFCO ASIA TECHNOLOGY FUND III


                By: /s/ Vincent Chan Chun Hung
                   ------------------------------
                Name: Vincent Chan Chun Hung
                     ----------------------------
                Capacity: Attorney
                         ------------------------


                Address of registered office:

                c/o Walkers SPV Limited
                P.O. Box 908GT, Mary Street
                George Town, Grand Cayman, Cayman Islands

                Notice address:

                c/o JAFCO Investment (Asia Pacific) Ltd.
                6 Battery Road
                #42-01 Singapore 049909

                Attention: The President
                Facsimile: (65) 6221-3690

                With a copy to:

                JAFCO Investment (Hong Kong) Ltd.
                30/F, Two IFC, 8 Finance Street, Central, Hong Kong

                Attention: General Manager

                Facsimile: (852) 2536-1979

                INVESTOR:


                MUS ROOSEVELT CHINA PACIFIC FUND L.P.


                By: /s/ Jun Otsuka
                    ---------------
                Name: Jun Otsuka
                Capacity: Managing Director


                Address:

                c/o MUS Roosevelt Capital Partners, Ltd.
                Offshore Incorporations (Cayman) Limited
                Scotia Centre 4/F
                P.O. Box 2804
                George Town, Grand Cayman, Cayman Islands

                With a copy to:

                Mitsubishi UFJ Securities (HK) Capital, Limited
                11/F, AIG Tower
                One Connaught Road
                Central, Hong Kong

                Attention: Mr. Jun Otsuka (Managing Director)
                Facsimile: (852) 2865-6214

                INVESTOR:


                TECH TEAM HOLDINGS LIMITED


                By: /s/ Jiyi Weng
                   ------------------------------
                Name: Jiyi Weng
                     ----------------------------
                Capacity: Director
                         ------------------------


                Address:

                2nd Floor, Abbott Building, Road Town, Tortola, British Virgin Islands

                Notice address:

                299 Bisheng Road
                Suite 13-101
                Pudong, Shanghai
                China 201204

                Attention: Jerry Jiyi WENG
                Facsimile: (86-21) 5080-1333

                INVESTOR:


                GRAND GAINS INTERNATIONAL LIMITED


                By: /s/ Jiyi Weng
                   ------------------------------
                Name: Jiyi Weng
                     ----------------------------
                Capacity: Authorized Signatory
                         ------------------------


                Registered address:

                Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands

                Notice address:

                32/F, Tower of China Merchants Bank

                No. 7088 Shennan Road
                Futian, Shenzhen 518040

                Attention: Li Hongwei
                Facsimile: (86-755) 8319-5157

                INVESTOR:


                BOFA CAPITAL COMPANY LIMITED


                By: /s/ Lingyong Peng
                   ------------------------------
                Name: Lingyong Peng
                     ----------------------------
                Capacity: Authorized Signatory
                         ------------------------


                Registered address:

                c/o Maples Finance BVI Limited, P.O. Box 173, Kingston Chambers, Road Town, Tortola, British Virgin Islands

                Notice address:

                Room 16D
                Building 8
                Shijicheng 3 Term
                Haidian District
                Beijing, P.R.China

                Attention: Mr. Peng Lingyong
                Facsimile: (86-10) 8889 1502

                                   SCHEDULE A

                                    INVESTORS
                                    ---------

NAME OF INVESTORS                                                      TYPE AND NUMBER OF PREFERRED SHARES HELD
-----------------                                                      ----------------------------------------
Brilliant Ever Investments Limited ....................................   2,000,000 Series A-1 Preferred Shares
Boundless Future Investment Limited ...................................   1,000,000 Series A-1 Preferred Shares
Financiere Natexis Singapore 4 Pte Ltd. ...............................   1,128,571 Series A-2 Preferred Shares
                                                                            1,150,000 Series B Preferred Shares
                                                                            1,466,666 Series C Preferred Shares
Decatur Overseas Corporation ..........................................     451,429 Series A-2 Preferred Shares
Shine Field Investments Limited .......................................     1,150,000 Series B Preferred Shares
                                                                              333,333 Series C Preferred Shares
CDH SolarFuture Limited ...............................................     2,000,000 Series B Preferred Shares
                                                                            1,066,667 Series C Preferred Shares
Silverpointe Investments Ltd. .........................................        25,233 Series C Preferred Shares
CHF Wafer Company Limited .............................................     1,000,000 Series B Preferred Shares
China Environment Fund 2004, LP. ......................................       833,333 Series B Preferred Shares
China Environment Fund 2002, LP. ......................................        66,667 Series C Preferred Shares
JAFCO Asia Technology Fund III ........................................       833,333 Series B Preferred Shares
MUS Roosevelt China Pacific Fund L.P. .................................       500,000 Series B Preferred Shares
                                                                               20,049 Series C Preferred Shares
Tech Team Holdings Limited ............................................       250,000 Series B Preferred Shares
                                                                               20,048 Series C Preferred Shares
Grand Gains International Limited .....................................       250,000 Series B Preferred Shares
BOFA Capital Company Limited ..........................................        33,334 Series B Preferred Shares
                                                                                1,337 Series C Preferred Shares

                                   SCHEDULE B

                                   KEY PERSONS
                                   -----------

Peng Xiaofeng                            Fu Xiangqun
Zhu Liangbao                             Huang Qiumao
Shao Yonggang                            Fu Delin
Jack Lai                                 Huang Weixing
Nicola Sarno                             Lu Xiaodong
Yao Qiqiang                              Song Yong
Kuo Lung Lin                             Lin Qinyun
Alberto Di Gaetano                       Renato Alberto Cabrini
Rosseio Pleiro                           Xing Guo Ping
Cui Rong Qiang                           Peng Zhijian
Martin Huang                             Chen Jianwen